EXHIBIT 10.2

March 15, 2005

Bruce Gray
11477 Winding Ridge
San Diego, CA 92131

Dear Bruce,

American Technology Corporation (“Company”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title:	Vice President of the Business Group.

Start Date:	We have an anticipated your start date as Monday, March 21, 2005

Salary:	Your starting salary as an exempt employee will be $7,692.31 gross bi-weekly which is an annual wage of $200,000.00.

Sales Bonus:	You will be eligible for an annual sales bonus up to $100,000.00. The bonus will be based on the Business Group attaining quarterly and annual goals. The detailed quarterly and annual goals will be created jointly by you and Kalani Jones by April 30, 2005. This bonus is payable on a quarterly basis and will be paid on the second pay period of the month following the end of the commission quarter

Stock Options:	Management will recommend to the Board of Directors, that, as an inducement material to you entering into employment with the Company, you be granted stock options to purchase 100,000 shares of common stock. The grant will occur at the first meeting of the Board of Directors held after your start date, or by unanimous written consent. The recommended options will have an exercise price equal to the fair market value of our common stock on the date the Board of Directors approves the grant. The recommended options will be exercisable for five (5) years after grant, subject to earlier termination upon termination of your continuous service. The recommended options will vest over four (4) years, with one fourth (1/4) of the shares vesting twelve (12) months after grant date, and the balance vesting in equal quarterly installments through and including the fourth anniversary of the grant date. These recommended options will be issued outside of the 2002 Stock Option Plan, and accordingly will be non-statutory stock options and will not qualify for incentive stock option (ISO) treatment under the Internal Revenue Code.

Health Benefits:	The Company offers a comprehensive benefits plan that includes medical, dental, vision, short-term disability, long-term disability and life insurances. The company pays for 100% of all health benefit premiums, including dependents and you can elect HMO or PPO medical coverage. You may pay for any qualified out-of-pocket expense on a pre-tax basis through a Section 125 plan. Benefits begin the first day of the month following your hire date.

Paid Time Off & Holidays:	You will receive 15 days of accrued Paid Time Off (PTO) annually, in use for vacation or for personal time off. PTO hours are accrued per pay period. Any hours in excess of 200 will be paid out in the first pay period of December. In the event of short-term illness, you will be provided time to convalesce at home and will be paid your regular salary for this time. Sick time is not accrued but rather is taken as needed.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	A 401k package is available with multiple investment options and the company matches 25% of the employee’s deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Arbitration:	As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate (“Arbitration Agreement”).

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corp.

Additionally, as a condition of this offer and of your employment with American Technology Corp., you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Non-Disclosure Agreement on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the President of the Corporation.

We sincerely hope that you decide to join American Technology Corp. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than close of business Friday, March 18, 2005. If we do not receive your response by close of business March 18, 2005 this offer will be withdrawn.

If there are any questions, please do not hesitate to call me.

Sincerely,

/s/ Kalani Jones

Kalani Jones
President/COO

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by: /s/ Bruce Gray	Date: March 18, 2005